Exhibit 99.1

MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2019 RESULTS

~Fourth Quarter Revenue Exceeds $308 Million~

~Generates Fourth Quarter GAAP Diluted EPS of $0.31 and Adjusted Diluted EPS of $0.38~

~Fiscal 2019 Revenue Increases over 5% to $1.24 Billion~

~Produces Fiscal 2019 GAAP Diluted EPS of $1.57 and Adjusted Diluted EPS of $1.63~

~Company Provides Annual Guidance for Fiscal 2020~

CLEARWATER, FL, October 29, 2019 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its fourth quarter and fiscal year ended September 30, 2019.

For the quarter ended September 30, 2019, revenue was $308.1 million as compared to $308.6 million for the same quarter last year. Same-store sales for the quarter declined 9%, but were up against 22% growth for the comparable period last year. Included in the quarter ended September 30, 2019, was $2.3 million of net adjustments before taxes, for unusual items, or $0.07 per diluted share. These items are related to the Company’s store optimization plan that resulted in the closing of eight overlapping locations and Hurricane Dorian related costs, which were partially offset by a final payment received from the Company’s settlement with the Deepwater Horizon Settlement Program. Included in the quarter ended September 30, 2018, was $1.4 million of adjustments before taxes, or $0.05 per diluted share, related to contingent consideration obligation estimates associated with acquisitions made by the Company in prior years, which reduced expenses.

Net income for the quarter ended September 30, 2019, was $6.7 million, or $0.31 per diluted share, compared to net income of $11.5 million, or $0.50 per diluted share in the comparable period prior year. Excluding the impact from the net adjustments in 2019 and the gain in 2018, adjusted diluted earnings per share for the quarter ended September 30, 2019, was $0.38, compared to $0.45 for the same period in the prior year.

For the fiscal year ended September 30, 2019, the Company’s revenue grew over 5% to approximately $1.24 billion compared to $1.18 billion in fiscal 2018. Same-store sales for the year were up over 1% which was on top of 10% growth for the prior fiscal year. Included in the fiscal year ended September 30, 2019, was $1.8 million of net adjustments before taxes, for unusual items, or $0.06 per diluted share. These items are related to the Company’s store optimization plan and Hurricane Dorian related costs, which were partially offset by a final payment received from the Company’s settlement with  the Deepwater Horizon Settlement Program and other unusual gains.  Included in fiscal 2018 results is the $1.4 million before taxes, or $0.05 per diluted share for the contingent consideration adjustment noted above as well as non-recurring unusual costs of $1.2 million before taxes, or $0.04 per diluted share.

Net income for the fiscal year ended September 30, 2019, was $36.0 million, or $1.57 per diluted share, compared to net income of $39.3 million, or $1.71 per diluted share in the prior year.  Excluding the unusual items in both periods, adjusted net income was $37.3 million and diluted earnings per share was $1.63 as compared to $39.1 million or $1.70 per diluted share in the prior year.

W. Brett McGill, Chief Executive Officer and President stated, “The MarineMax team’s effort in the fourth quarter resulted in significant growth in units and in our higher margin businesses, against a backdrop of a challenged industry and a very large year-over-year comparison of 22% growth in the September quarter last year.  We were also energized by the revenue and margin contribution from Fraser Yachts, our global mega yacht brokerage and services business that we acquired early in our fiscal fourth quarter. With our customer centric approach that emphasizes the multitude of advantages derived from the boating lifestyle, along with our team’s intensity, we overcame some of the prevailing industry malaise that has seemingly permeated the entire year. In this environment, we are proud that we grew annual comparable unit sales, increased our product margins and expanded our higher margin businesses.”

~more~

Mr. McGill continued, “Looking ahead, our store optimization plan should help us as we work to better align expenses with current industry conditions while not impacting revenue or as importantly, our ability to service our customers.  Likewise, we are focused on reducing our inventory levels and we will utilize the upcoming boat show season and select targeted events, as well as reduced orders, to bring inventory in line with industry trends. We remain committed to further building upon our success by growing our higher margin businesses, exploring  accretive opportunistic acquisitions and the ongoing expansion in our digital channel to drive earnings along with shareholder value.”

2020 Guidance

Based on current business conditions, retail trends and other factors, the Company currently expects fully taxed earnings per diluted share to be in the range of $1.58 to $1.68 for fiscal 2020.  This compares to a non-GAAP adjusted, but fully taxed, diluted earnings per share of $1.63 in fiscal 2019. These expectations do not take into account, or give effect for, material acquisitions that may be completed by the Company during fiscal 2020 or other unforeseen events, including changes in global economic conditions.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Hatteras, Azimut Yachts, Benetti, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, MJM Yachts, NauticStar, Scout, Sailfish, Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax also owns Fraser Yachts Group, a leading superyacht brokerage and luxury yacht services company with operations in multiple countries. MarineMax currently has 59 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include the Company's anticipated financial results for the fourth quarter and fiscal year ended September 30, 2019; the expected impacts of the Company’s store optimization plan; the Company’s expected reduction of inventory levels and the methods to achieve such reduction; the Company’s efforts to grow its higher margin businesses, explore accretive and opportunistic acquisitions, and expand its digital channel; and the Company's fiscal 2020 guidance.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company's manufacturing partners, general economic conditions, as well as those within our industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2018 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Michael H. McLambBrad Cohen

Chief Financial OfficerICR, LLC

Abbey Heimensen203-682-8211

Public RelationsBrad.Cohen@icrinc.com

MarineMax, Inc.

727-531-1700

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$308,136	$308,591	$1,237,153	$1,177,371
Cost of sales	220,694	229,587	914,321	879,138
Gross profit	87,442	79,004	322,832	298,233

Selling, general, and administrative expenses	74,864	62,056	262,300	235,050
Income from operations	12,578	16,948	60,532	63,183

Interest expense	3,094	2,022	11,579	9,903
Income before income tax provision	9,484	14,926	48,953	53,280

Income tax provision	2,799	3,386	12,968	13,968
Net income	$6,685	$11,540	$35,985	$39,312

Basic net income per common share	$0.31	$0.51	$1.61	$1.77

Diluted net income per common share	$0.31	$0.50	$1.57	$1.71

Weighted average number of common shares used in computing net income per common share:

Basic	21,327,669	22,517,603	22,294,114	22,269,378
Diluted	21,896,257	23,286,206	22,881,147	23,030,662

Supplemental Information – Reconciliation of GAAP to Non-GAAP Measures
Net Income	$6,685	$11,540	$35,985	$39,312
Unusual items, net	1,594	(1,113)	1,352	(177)
Adjusted net income	$8,279	$10,427	$37,337	$39,135

Diluted net income per common share	$0.31	$0.50	$1.57	$1.71
Unusual items, net	0.07	(0.05)	0.06	(0.01)
Adjusted diluted net income per common share	$0.38	$0.45	$1.63	$1.70

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30,	September 30,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,511	$48,822
Accounts receivable, net	42,398	34,003
Inventories, net	477,468	377,074
Prepaid expenses and other current assets	10,206	5,392
Total current assets	568,583	465,291

Property and equipment, net	144,298	138,716
Goodwill and other intangible assets, net	64,077	27,491
Other long-term assets	7,125	5,632
Deferred tax assets, net	—	3,408
Total assets	$784,083	$640,538
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$33,674	$23,134
Customer deposits	24,305	17,006
Accrued expenses	42,849	32,926
Short-term borrowings	312,065	212,949
Total current liabilities	412,893	286,015
Deferred tax liabilities, net	1,142	—
Long-term liabilities	1,229	1,431
Total liabilities	415,264	287,446
STOCKHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	28	27
Additional paid-in capital	269,969	262,250
Accumulated other comprehensive loss	(669)	—
Retained earnings	202,455	166,071
Treasury stock	(102,964)	(75,256)
Total stockholders’ equity	368,819	353,092
Total liabilities and stockholders’ equity	$784,083	$640,538